Contact:	Elaine Gosnell	Chuck Burgess
	Centerplate	The Abernathy MacGregor Group
	(864) 597-0142	(212) 371-5999
	elaine.gosnell@centerplate.com	clb@abmac.com

FOR IMMEDIATE RELEASE

VOLUME SERVICES AMERICA HOLDINGS, INC.
ANNOUNCES CASH PAYMENTS ON INCOME DEPOSIT SECURITIES
AND ITS FIRST ANNUAL MEETING

SPARTANBURG, S.C., March 26, 2004 – Volume Services America Holdings, Inc., operating its businesses under the trade name Centerplate (the “Company”) (AMEX:CVP; TSX:CVP.un), announced today that a cash payment of U.S.$0.13 per Income Deposit Security will be payable on April 20, 2004 to holders of record of Income Deposit Securities at the close of business on April 8, 2004. Each of the Income Deposit Securities issued by the Company in its recent initial public offering is comprised of one share of common stock and a subordinated note. The total payment of U.S.$0.13 reflects a cash dividend of U.S.$0.066 per share of common stock for the monthly period beginning March 20, 2004 and ending April 19, 2004 and includes an interest payment of U.S.$0.064 for the monthly period beginning March 20, 2004 and ending April 19, 2004 as provided in the subordinated note.

The Company noted that the dividend payment for March scheduled to be made on March 20, 2004, was actually made on Monday, March 22, 2004 because March 20, 2004 fell on a Saturday.

The Company also announced that its first annual meeting of security holders will take place Thursday, May 20, 2004 at 10 a.m. (EDT) at the BI-LO Center, 650 North Academy Street, Greenville, SC 29601 (the “Annual Meeting”). The record date for determining the security holders of the Company who are entitled to notice of and to vote at the Annual Meeting will be the close of business on Thursday, April 8, 2004.

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Centerplate, the tradename for Volume Services America Holdings, Inc.’s operating businesses, is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.